CLOSING MEMORANDUM

        The Stock Purchase Agreement (“Agreement”) between Republic Resources, Inc., and Louis B. Breaux, dated April 16, 2002, as amended through the date hereof, shall be completed in accordance with the following.

        1.     Satisfaction of Conditions. The conditions and obligations of the Seller set forth in Section 6.01 of the Agreement shall be satisfied or deemed satisfied as follows:

(1) Seller, by signing in the space indicated below, confirms that the representations, warranties and covenants in the Agreement, as supplemented by Seller”s Disclosure Schedule, are true and correct as of the date hereof.

(2) Seller confirmed that it has completed all due diligence reviews to its own satisfaction.

(3) Seller has received from Purchaser proof of completion of the sale of all of Republic”s oil and gas reserves, which was effective April 4, 2002.

(4) Seller and Purchaser agreed to reduce the minimum amount which was required to be raised from the sale of common stock by Purchaser prior to closing to $500,000. Seller has received satisfactory evidence that Purchaser completed the sale of at least $500,000 of its common stock prior to the date of closing.

(5) Seller has received satisfactory confirmation that substantially all of Purchaser”s outstanding 11% Convertible Debentures were converted into common stock of Republic and other securities effective on or about April 4, 2002.

(6) All outstanding shares of Republic”s Series C Preferred Stock were converted into 3.4 million shares of Republic common stock effective as of February 11, 2002.

(7) Seller received copies of resolutions adopted by the Board of Directors of Republic approving the transaction and other related transactions.

(8) The Officers of Republic prior to the closing of this transaction are as follows:

President	Patrick J. Duncan
Treasurer & CFO	Patrick J. Duncan
Secretary	Marilyn L. Adams

        Immediately following the completion of this transaction the officers shall be:

Chairman	David A. Melman
President	David A. Melman
Secretary	Louis B. Breaux
Treasurer & CFO	Patrick J. Duncan
Assistant Secretary	Marilyn L. Adams

(9) Seller has confirmed the legal existence and good standing of the Purchaser.

(10) The following directors of Republic have resigned effective as of the time of closing of this transaction:

J. Peter Koonce Homer C. Osborne

        From and after the completion of this transaction, the directors of Republic shall be:

David A. Melman Louis B. Breaux Dr. Clyde W. Frank, Ph.D. Patrick J. Duncan

        2.      Satisfaction of Conditions Applicable to Purchaser. The conditions and obligations of the Purchaser set forth in Section 6.02 of the Agreement shall be satisfied or deemed satisfied as follows:

(1) The representations, warranties and covenants of the Seller are confirmed to be true and correct as of the date of the closing and shall continue following the closing as set forth in the Stock Purchase Agreement.

(2) There is no litigation commenced or threatened against the Seller, the Company or the Purchaser regarding this transaction.

(3) Legal Letter. The Seller has received from Seller”s patent counsel a letter of advice dated March 29, 2002, directed to Seller, a copy of which is attached hereto as Exhibit A, and Seller has confirmed to the Purchaser that the Company (EnviroWall, Inc.) has the exclusive right to use the Owned Intellectual Property and the Licensed Intellectual Property, as identified in the Stock Purchase Agreement, and that Seller”s patents, identified in the Stock Purchase Agreement, are owned as follows:

Louis B. Breaux	89% undivided interest
Four members of the Moffett family	10% undivided interest
EnviroWall, Inc.	1% undivided interest

Seller represents and warrants that all of the Moffetts” interest in and to the patents have been exclusively licensed to the Seller. In addition, Seller represents and warrants that the shares to be issued to the Moffett”s pursuant to paragraph 3 of this Memorandum, will fully satisfy the conditions of that certain Mutual Agreement effective December 28, 2001, by and between Seller and the Moffetts. Should any dispute ever be asserted by the Moffetts regarding the number of Republic shares issued or issuable to enforce and/or maintain the aforementioned Mutual Agreement after closing, it will be the Seller”s sole responsibility to satisfactorily resolve such matters and in doing so the Seller will indemnify and hold harmless the Company, Republic, its officers, employees and directors. Seller has exclusively licensed to the Company the right to use and practice the inventions described in the patents such that the Company is the sole person or entity authorized to practice the inventions described in the patents. Seller”s license to EnviroWall, Inc. is the Amended License Agreement dated effective May 1, 2002, a copy of which is attached hereto as Exhibit B. The foregoing is satisfactory to Purchaser.

(4) Purchaser has received, reviewed and finds acceptable the financial statements for EnviroWall, Inc., including the audit report and financial statement footnotes, to fulfill the obligations set forth in Section 6.02(d) of the Stock Purchase Agreement.

(5) Work in Progress. Purchaser accepts and is satisfied with EnviroWall, Inc.“s progress towards generating revenue producing contracts or other work and waives any right to require additional revenue contracts.

(6) Seller Royalty. Seller’s right to receive royalty on the revenue from the Owned Intellectual Property or Licensed Intellectual Property has been satisfactorily modified and set forth in Exhibit B attached hereto.

(7) Conversion of Melman Note. The note of EnviroWall, Inc. and/or Louis B. Breaux to David A. Melman for $250,000 plus accrued interest is being converted into 1,700,000 shares of the common stock of Purchaser effective on the closing date of the Stock Purchase Agreement.

(8) Purchaser has completed the sale of at least $500,000 of common stock to Accredited Investors, and Seller waives any right to require additional proceeds from such sale.

(9) Purchaser and Seller are aware of no circumstance, change in, or affect on, the business since the date of the signing of the Stock Purchase Agreement which has, or will have, a Material Adverse Affect (as defined in the Agreement) on EnviroWall, Inc.

(10) Purchaser has received all certificates and documents that it requires in order to complete this transaction.

(11) From and after the date of the completion of this transaction, the directors of EnviroWall, Inc. shall be as follows:

Louis B. Breaux David A. Melman

        From and after the date of completion of the transaction, the officers of EnviroWall, Inc. shall be:

President	Louis B. Breaux
Secretary	David A. Melman
Treasurer	Patrick J. Duncan

(12) As stated above, Louis B. Breaux and EnviroWall, Inc. have completed and signed the Amended License Agreement, a copy of which is attached as Exhibit B, which agreement is acceptable to Purchaser.

(13) Disclosure Schedule. Seller’s Disclosure Schedule, as described in the Agreement, has been completed and delivered to Purchaser. The Disclosure Schedule is complete and accurate and does not omit any information necessary to make information included in the Disclosure Schedule not misleading.

        3.      Delivery of Purchaser’s Securities. Within ten (10) days after the date of this Closing Memorandum, Republic Resources, Inc. shall cause to be delivered the following certificates representing its restricted common stock in full satisfaction of its obligations to Seller and others under this Stock Purchase Agreement:

                                                                  Name                                                           Number of Shares

Louis B. Breaux	7,208,000
Lloyd Robert Moffett	160,000
Gayle Moffett Roberts	160,000
Jayne Moffett Bastoe	160,000
Judy Moffett	160,000
David A. Melman	1,700,000

        4.     Completion of Transaction. The foregoing matters are understood, agreed and accepted by each of the undersigned and constitute a waiver or approval of the foregoing matters in connection with completion of the acquisition of 100% of the outstanding voting securities of EnviroWall, Inc. by Republic Resources, Inc. in accordance with the Stock Purchase Agreement dated April 16, 2002, as subsequently amended or revised. By signing below, each of the parties represents to each of the other parties that the matters stated are true and complete and that the Stock Purchase Agreement shall be completed and closed as of June 24, 2002.

PURCHASER:

REPUBLIC RESOURCES, INC.

By /s/ Patrick J. Duncan
     Patrick J. Duncan, President

SELLER:

LOUIS B. BREAUX

/s/ Louis B. Breaux
Louis B. Breaux

ENVIROWALL, INC.

By /s/ Louis B. Breaux
     Louis B. Breaux, President

DAVID A. MELMAN

/s/ David A. Melman
David A. Melman